Pricing Supplement Dated December 8,1998                        Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No.333-59551

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Morgan Stanley & Salomon Smith Barney
Principal Amount:            $185,000,000
Agent's Discount
  or Commission:             $323,750
Net Proceeds to Company:     $184,676,250
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/11/98
Maturity Date:               12/11/00
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750
Interest Reset Dates:   Each March 11, June 11, September 11, and December 11.
                        The first interest reset date will be
                        December 11, 1998.  The final reset date will be
                        September 11, 2000.
Interest Payment Dates: Each March 11, June 11, September 11, and December 11
                        commencing March 11, 1999 and ending
                        December 11, 2000.
Index Maturity:         3 Months
Spread (+/-):           +.30%

Day Count Convention:
      /X/ Actual/360 for the period from  12/11/98 to 12/11/00
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: /X/  Principal - Morgan Stanley
       /X/   Agent  -  Salomon Smith Barney